STATEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Securities and Exchange Commission
Washington, DC

Re: Platina Energy Group, Inc.

We have not completed our audit procedures on the financial statements of the above captioned Registrant as of and for the period ended March 31, 2008.  There are no reportable conditions at this time.

/s/ Jonathon P. Reuben CPA

Jonathon P, Reuben CPA
An Accountancy Corporation
Torrance, California
June 30, 2008